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                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                      FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                                                                                 Commission File Number  000-49704
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                                               Northwest Ethanol, LLC
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                               (Exact name of registrant as specified in its charter)




                             P.O. Box 4505, Sherwood, Ohio  43556-0505   (888) 437-8233
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                           Limited Liability Company Units
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                              (Title of each class of securities covered by this form)

                                                         N/A
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or (15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]                                    Rule 12h-3(b)(1)(i)     [ ]
         Rule 12g-4(a)(1)(ii)   [ ]                                    Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]                                    Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)   [ ]                                    Rule 12h-3(b)(2)(ii)    [ ]
                                                                       Rule 15d-6              [X]

         Approximate number of holders of record as of the certification or notice date:       27
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         Pursuant to the requirements of the Securities Exchange Act of 1934, Northwest Ethanol, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 15, 2002                            By:  /s/ Ted Penner
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                                                          Ted Penner, Secretary
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